Exhibit 1.8
JOINDER AGREEMENT TO SECURITIES PURCHASE AGREEMENT
March 21, 2024
Reference is made to that certain Securities Purchase Agreement, dated as of February 1, 2024 (the “SPA”), by and among Sonida Senior Living, Inc., a Delaware corporation (the “Company”), and each of the purchasers, severally and not jointly, listed on Annex A thereto (collectively, the “Purchasers”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the SPA.
WHEREAS, on February 1, 2024, the First Closing occurred, and the Company issued an aggregate of 3,350,878 First Closing Shares of Common Stock to the Purchasers at a purchase price of $9.50 per share;
WHEREAS, the SPA provides that each of the Purchasers may assign their respective commitment to purchase the Second Closing Shares under the SPA in whole or in part to any Permitted Transferee subject to such Permitted Transferee making the representations and warranties set forth in Section 2.2 of the SPA, and each such Permitted Transferee will be entitled to the full benefit and be subject to the obligations of the SPA as if such Person were a “Purchaser” thereunder;
WHEREAS, Conversant Dallas Parkway (A) LP (“Conversant A”) and Conversant Dallas Parkway (B) LP (“Conversant B” and, together with Conversant A, “Conversant”) each desire to assign a portion of their respective commitment to purchase the Second Closing Shares to Conversant Dallas Parkway (D) LP (the “New Purchaser”), a Permitted Transferee of Conversant;
WHEREAS, immediately following such assignment and for purposes of the Second Closing, the Second Closing Shares that the Company will issue and sell to Conversant and the New Purchaser, and that Conversant and the New Purchaser will purchase from the Company, are set forth in Schedule I hereto; and
WHEREAS, New Purchaser is entering into this Joinder Agreement for purposes of, among other, making the representations and warranties set forth in Section 2.2 of the SPA to the Company and confirming that New Purchaser will be entitled to the full benefit and be subject to the obligations of the SPA as if New Purchaser were a “Purchaser” thereunder.
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1. Agreement to be Bound. New Purchaser acknowledges and agrees that, upon the execution of this Joinder Agreement, New Purchaser shall join and become a party to the SPA as a “Purchaser” under the SPA and shall be fully bound by, and subject to, all of the covenants, terms and conditions, and warranties as though an original party thereto, including, without limitation, the obligation to purchase the Second Closing Shares set forth opposite its name in Schedule I hereto, subject to the terms and conditions of the SPA.
2. SPA Representations and Warranties. New Purchaser hereby makes and confirms the representations and warranties in Section 2.2 of the SPA as a “Purchaser” with respect solely to itself and not with respect to any other Purchaser, with same force and effect as if such representations and warranties were set forth herein in in their entirety for the express benefit and reliance of the Company.

3. Joinder Agreement Representations and Warranties. New Purchaser hereby further represents and warrants to the Company that (i) it has the full right, power and authority to enter into this Joinder Agreement, and (ii) the execution of this Joinder Agreement by the individual whose signature is set forth at the end of this Joinder Agreement on behalf of New Purchaser, and the delivery of this Joinder Agreement by New Purchaser, have been duly authorized by all necessary action on the part of New Purchaser; (iii) this Joinder Agreement has been executed and delivered by New Purchaser and constitutes the legal, valid and binding obligation of New Purchaser, enforceable against such party in accordance with its terms, except as may be limited by any applicable bankruptcy,  insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity; (iv) New Purchaser is a Permitted Transferee of Conversant; and (v) New Purchaser has carefully and completely read this Joinder Agreement as well as the SPA and fully and completely understands, accepts, and is satisfied with the terms and conditions of this Joinder Agreement and the SPA.
4. Governing Law. This Agreement and any disputes arising out of or relating to this Agreement and the transactions contemplated hereby (whether in contract, tort, or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict or choice of law principles of the State of Delaware or otherwise that would result in the application of any laws other than the laws of the State of Delaware.
5. Counterparts and Electronic Signature Pages. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be an original, but such counterparts shall constitute one and the same instrument. Any electronic signature page to this Joinder Agreement shall be treated for all purposes as an original, manually- signed, signature page hereto.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the day and year first above written.
COMPANY:

SONIDA SENIOR LIVING, INC.

By: /s/ Brandon M. Ribar
Name: Brandon M. Ribar
Title:  Chief Executive Officer and President

NEW PURCHASER:

CONVERSANT DALLAS PARKWAY (D) LP

By: Conversant GP Holdings, LLC, its general partner

By: /s/ Paul Dumaine
Name: Paul Dumaine
Title:  General Counsel

Address for Notice:

Conversant Dallas Parkway (D) LP
c/o Conversant Capital LLC
25 Deforest Avenue
Summit, New Jersey 07901
Attention:  Bryant Daniels
Email: bdaniels@conversantcap.com

With a copy to:

Conversant Dallas Parkway (D) LP
c/o Conversant Capital LLC
25 Deforest Avenue
Summit, New Jersey 07901
Attention:  General Counsel
Email: pdumaine@conversantcap.com

Schedule I
Second Closing Shares for Conversant and the New Purchaser

Purchaser Name	Number of Second Closing Shares	Aggregate Purchase Price
Conversant Dallas Parkway (A) LP	5,227	$49,656.50
Conversant Dallas Parkway (B) LP	15,189	$144,295.50
Conversant Dallas Parkway (D) LP	1,032,216	$9,806,052.00
Total	1,052,632	$10,000,004.00